                                                                   EXHIBIT 10.26

                           EXCLUSIVE LICENSE AGREEMENT

     This Exclusive License Agreement (this "Agreement") is made as of this ___ day of July, 1999 (the "Effective Date") by and between Introgen Therapeutics, Inc., a Texas corporation having its principal place of business at 301 Congress Avenue, Suite 1850, Austin, Texas 78701 ("Introgen"), Corixa Corporation, a Delaware corporation having its principal place of business at 1124 Columbia Street, Suite 200, Seattle, Washington 98104 (the "Company"), and Chinook Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company ("Chinook," and, collectively with the Company, "Corixa").

                                    RECITALS

     A. GenQuest, Inc., a Delaware corporation ("GenQuest"), and Introgen entered into a Special Biological Materials Transfer and Collaboration Agreement dated February 4, 1998 (the "Prior Agreement"), pursuant to which GenQuest granted to Introgen (i) an exclusive license to use the Licensed Technology (as defined below) to conduct the research set forth on Schedule 1 to the Prior Agreement (the "Research") upon the terms and subject to the conditions of the Prior Agreement and (ii) an option to obtain an exclusive license to the Licensed Technology as described in the Prior Agreement (the "Option").

     B. Effective September 15, 1998, GenQuest was acquired by Corixa by merger with and into Chinook Corporation, which is wholly owned by Corixa and was the surviving entity in such merger.

     C. In satisfaction of the Option, Introgen desires to obtain, and Corixa is willing to grant to Introgen, an exclusive license to the Licensed Technology, including the results of the Research, upon the terms and subject to the conditions of this Agreement.

     NOW, THEREFORE, in consideration of the promises and the mutual covenants herein set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.   DEFINITIONS

     In addition to the terms defined elsewhere in this Agreement, the following words and phrases, whenever capitalized in this Agreement, shall have the following meanings:

          1.1 "Affiliate" shall mean, with respect to a party, any entity that controls, is controlled by, or is under common control of a party. For this purpose, control of an entity shall mean direct or indirect ownership of fifty percent (50%) or more of the voting interest in, or a fifty percent (50%) or greater interest in the equity of, such corporation or other business entity, or the maximum percentage allowed by law in the country of the controlled entity.

          1.2 "Annual Net Sales" shall mean, in each calendar year during the term of this Agreement, the gross amounts received by Introgen or its Affiliates in the case of sales by Introgen or its Affiliates to Third Parties (or to Affiliates that are end users), or the gross amounts received by sublicensees of Introgen or its Affiliates in the case of sales by such sublicensees to Third Parties (or to Affiliates that are end users), for sales of Licensed Products to Third Parties (or to Affiliates that




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are end users) less the following amounts: (a) normal customary trade, quantity, cash and other discounts allowed and actually taken; (b) allowances for credits granted for returns, rebates and the like; (c) sales, use, value added and similar taxes and duties paid; and (d) packaging and handling fees and prepaid shipping, freight and insurance. For the removal of doubt, Annual Net Sales shall not include sales by Introgen to its Affiliates for resale, provided that if Introgen sells a Licensed Product to an Affiliate for resale, Annual Net
Sales shall include the amounts received by such Affiliate to Third Parties on the resale of such Licensed Product. Notwithstanding the foregoing, Annual Net Sales shall not include amounts received in consideration of a transfer or sale of reasonable quantities of Licensed Products for use in research and development or in clinical trials.

          1.3 "Combination Product" shall mean any subject matter, including, but not limited to, products and processes, containing both a component that constitutes a Licensed Product and one or more devices or active components that would not alone constitute Licensed Products.

          1.4 "Fair Market Value," with respect to equity securities, shall mean a price per share of not greater than [*] of, (a) if such securities are traded on a securities exchange or The Nasdaq Stock Market, the average of the closing prices over the ten (10) trading days preceding the date of calculation,
(b) if such securities are actively traded over-the-counter, the average of the closing bid or sales price (whichever is applicable) over the ten (10) trading days preceding the date of calculation and (c) if such securities are not so traded, the fair market value as determined in good faith by the Board of Directors of the issuer, with due consideration given to the potential earnings, business and prospects of such issuer and the price at which other equity securities of the issuer have been issued.

          1.5 "Field" shall mean [*]. Notwithstanding the foregoing, the Field shall not include any administration of the Licensed Gene or Gene Products in any formulation for the primary purpose of [*].

          1.6 "Gene Products" shall mean any and all peptide(s) and protein(s) encoded by the Licensed Gene, any derivatives of such peptide(s) and protein(s), and antibodies to such protein(s) and derivatives.

          1.7 "Licensed Gene" shall mean the MDA-7 gene and any fragments or derivatives thereof, as and to the extent covered by the Licensed Patents.

          1.8 "Licensed Know-How" shall mean any and all technical information, processes, compositions, formulae, data, engineering, materials, reports, analyses, know-how, trade secrets and other subject matter owned and/or controlled by Corixa relating directly and specifically to the Licensed Gene and that is reasonably necessary for the development, manufacture and/or commercialization of the Licensed Products in the Field.

          1.9 "Licensed Patents" shall mean any and all rights owned and/or controlled by Corixa in and to:

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             separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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               (a)  all worldwide patents and patent applications owned or controlled by Corixa or its Affiliates claiming or disclosing the subject matter claimed or disclosed in those patent applications listed on Exhibit 1.9 hereto or in any foreign counterpart of the foregoing;

               (b) all worldwide patents and patent applications claiming or disclosing inventions owned or controlled by Corixa or its Affiliates relating to the MDA-7 gene of any fragment or derivatives thereof that are made prior to the second anniversary of the Effective Date; and

               (c) all divisions, continuations, continuations-in-part, foreign counterparts, patents of addition, and substitutions of, and all patents issuing on, any of the foregoing patents, together with all registrations, reissues, reexaminations or extensions of any kind with respect to any of the foregoing patents.

          1.10 "Licensed Technology" shall mean, collectively, (a) the Licensed Gene, (b) the Licensed Patents and (c) the Licensed Know-How.

          1.11 "Licensed Products" shall mean any product, composition or material the manufacture, sale or use of which would, but for the license granted herein, infringe a Valid Claim in the country for which such product, composition or material is sold.

          1.12 "Major Indication" shall mean any indication in humans for which the parties mutually agree that at least [*] patients exist in the United States.

          1.13 "Major Market" shall mean any one of the following: [*].

          1.14 "Market Launch" shall mean the date on which Introgen or an Affiliate in the case of sales by Introgen or its Affiliates to Third Parties (or to an Affiliate that is an end-user) or a sublicensee of Introgen or any of its Affiliates in the case of sales by such sublicensee to Third Parties (or to an Affiliate that is an end-user), first transfers title to or otherwise sells a Licensed Product to a Third Party in exchange for revenue. The transfer of a reasonable amount of Licensed Products intended for clinical use or for research or other non-commercial use shall not be included in the calculation of the date of Market Launch.

          1.15 "Net Licensing Proceeds" shall mean the license fees received by Introgen from a sublicensee in consideration of a sublicense under the Licensed Technology, including up-front license fees, sublicense fees and technology access fees, and all milestone payments so received, less (i) any applicable withholding taxes and any other amounts credited or deducted against the amounts actually received by Introgen, unless and until Introgen recoups such taxes or charges through a credit against taxes due or against other cash payments that Introgen otherwise would be required to make, and (ii) any amounts paid to a Third Party (including without limitation the Fair Market Value as of the date of issuance of any equity issued to such Third Party to the extent that such equity is issued as a license fee and is not purchased for other consideration by such Third Party) with respect to the license, sublicense or acquisition of additional intellectual property rights and relating to a Licensed Product covered by such sublicense agreement. Net Licensing Proceeds

         [*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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shall not include (a) any equity or amounts received as payment for equity securities (up to the Fair Market Value of such securities as of the date of issuance), (b) any amounts received in direct connection with the sale or provision of products or materials or services or (c) any amounts received in consideration of bona fide research or development activities. For the avoidance of doubt, it is understood that in no event shall Net Licensing Proceeds be deemed to include Annual Net Sales, running royalties or any amount other than cash payments expressly included above in this Section 1.15; nor shall Net Licensing Proceeds be deemed to include amounts received in consideration for a sale of all or substantially all of the business or assets of Introgen to which this Agreement pertains (whether by way of merger, sale of stock, sale of assets or otherwise) or in connection with any other transaction resulting in an assignment of this Agreement in accordance with Section 13.3.

          1.16 "Regulatory Authority" shall mean the U.S. Food and Drug Administration or its foreign equivalent.

          1.17 "Third Party" shall mean a party other than Introgen, Corixa or either of their Affiliates.

          1.18 "Valid Claim" shall mean a claim of an issued and unexpired patent or a claim of a pending patent application within the Joint Patents or the Licensed Patents which has not been held unpatentable, invalid or unenforceable by a court or other government agency of competent jurisdiction and has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise; provided, however, that if the holding of such court or agency is later reversed by a court or agency with overriding authority, the claim shall be reinstated as a Valid Claim with respect to Annual Net Sales made after the date of such reversal.

          1.19 "Singular and Plural". Where the context hereto requires, the singular number shall be deemed to include the plural and vice versa.

     2.   LICENSE GRANT; SUMMARY DATA

          2.1 Exclusive License. Corixa hereby grants to Introgen an exclusive, worldwide license, with the right to sublicense under the Licensed Technology solely to research, make, have made, use, sell, offer to sell, have sold, import and otherwise distribute Licensed Products, practice any method, process or procedure, or otherwise exploit the Licensed Technology; provided that such license shall in each case be limited to the Field (the "Exclusive License").

          2.2 Sublicensing. Introgen may grant and authorize sublicenses within the scope of the Exclusive License. Introgen shall keep Corixa reasonably informed as to its progress in entering into sublicense agreements. Each such sublicense agreement shall comply with the terms and conditions of this Agreement.

          2.3 Summary Data. During the term of this Agreement, Introgen will supply Corixa with summary data pertaining to research, development and uses of the Licensed Technology, including, without limitation, the Licensed Products, in the Field. The type and frequency of the disclosure of such summary data shall be mutually agreed upon by the parties. Such summary data shall be considered Confidential Information of Introgen under Section 8 of this Agreement.

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          2.4  Supply of Materials. Upon reasonable request by Introgen and in consideration for the research and development payments set forth in Section 4.3, Corixa shall provide reasonable quantities of the materials, reagents and other items within the Licensed Technology listed on Exhibit A attached hereto. Such reagents shall be delivered subject to the Terms and Conditions of Purchase and Supply of Reagents attached hereto as Exhibit B.

          2.5 Notwithstanding any provision in this Agreement to the contrary, Corixa shall not assert against Introgen or a Licensed Product any patent now or hereafter obtained or controlled by Corixa or its Affiliate, solely to the extent that such patent claims cover the Licensed Gene or Gene Products, or the use or production thereof.

     3.   DUE DILIGENCE; RESEARCH PROGRAM

          3.1 Due Diligence. Introgen shall use diligent efforts (itself or through others) to achieve the following milestones for the Licensed Products within the specified number of months after the Effective Date:


                 ----------------------------------------------- ------------------------------------------

                 EVENT                                                MONTHS AFTER THE EFFECTIVE DATE
                 ----------------------------------------------- ------------------------------------------
                 (a) Acquisition or development of                                  [*]
                 [*] either internally or through a
                 funded collaboration with a Third Party,
                 reasonably sufficient to enable Introgen to
                 deliver Licensed Technology for [*].
                 ----------------------------------------------- ------------------------------------------
                 (b) Completion of [*] in an                                        [*]
                 animal model using [*].
                 ----------------------------------------------- ------------------------------------------
                 (c) Commencement of [*] Clinical Trial of                          [*]
                 a Licensed Product for a Major Indication.
                 ----------------------------------------------- ------------------------------------------
                 (d) Completion of [*] Clinical Trial of a                          [*]
                 Licensed Product for a Major Indication.
                 ----------------------------------------------- ------------------------------------------
                 (e) Completion of [*] Clinical Trial of a                          [*]
                 Licensed Product for a Major Indication.
                 ----------------------------------------------- ------------------------------------------
                 (f) Completion of [*] Clinical Trial of a                          [*]
                 Licensed Product for a Major Indication.
                 ----------------------------------------------- ------------------------------------------

With respect to Introgen's obligations under events (a) and (b) above, the parties acknowledge that, notwithstanding Introgen's use of diligent efforts, Introgen may not achieve the event described therein. In such event, so long as Introgen is conducting research or development activities (directly or through others) with respect to [*] or using diligent efforts to seek to acquire

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             separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.



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[*] to achieve the milestones in (a) and (b) above, Introgen shall not be considered in breach of same by reason of its failure to achieve such milestones. In addition, in any event, the sole remedy for any breach by Introgen of its obligations with respect to (a) and (b) above, shall be that the Exclusive License granted hereunder shall be converted to a non-exclusive license with respect to the delivery of the Licensed Genes by means of a delivery system that does not involve viral vectors or viral particles. In the event that Corixa shall be obligated or shall elect to make any payments to Columbia as set forth in Section 6(b) of the Amended and Restated Research and License Agreement (the "Columbia Agreement") dated July 18, 1997 by and between GenQuest and The Trustees of Columbia University in the City of New York ("Columbia") and as amended by Paragraph 3 of Amendment No. 1 to the Columbia Agreement dated March 5, 1999 (including, without limitation, Appendix C) for failure to achieve, or to extend, its due diligence milestones thereunder, Introgen shall reimburse Corixa for [*] of such payments at the time Corixa is obligated to make such payment to Columbia.

     3.2  Research Program.

          (a) During the term of the Research Program (as set forth below), the parties shall collaborate with respect to a research program, as described on Exhibit C attached hereto (the "Research Program"). The Research Program may be amended from time to time by mutual agreement of the parties, and any such revised Research Program shall be set forth in writing and attached hereto as Exhibit C. No material deviation in the subject matter or scope of the Research Program shall be made without the mutual written agreement of both parties. The term of the Research Program shall commence on the Effective Date and terminate on the [*] anniversary of the Effective Date, subject to extension on mutually agreeable terms and conditions by agreement of the parties; provided, however, that the Research Program shall terminate effective upon any termination of this Agreement in accordance with Section 9.

          (b) Corixa shall keep Introgen reasonably informed as to the progress and results of the Research Program, including without limitation, submitting to Introgen biannual written reports within thirty (30) days of the end of each calendar half year summarizing the research and results obtained therefrom during the prior six (6) month period relating to the research in connection with the Research Program. Without limiting the foregoing, Corixa shall promptly notify Introgen in writing of all discoveries and inventions developed during the Research Program and, with respect to such discoveries or inventions, either file a patent application [*] in accordance with Article 12 below or authorize and cooperate fully to permit Introgen to do so. It is understood and agreed that Corixa shall expend the funds paid to Corixa by Introgen under Section 4.3 solely to conduct the Research Program, subject to Section 9.4 below.

     4.   FEES AND PAYMENTS

          4.1 License Fee. In consideration of the Exclusive License, within five (5) days of the Effective Date Introgen shall pay to Corixa a one-time fee of [*].

          4.2 Initial Research and Development Payment. In consideration of the research and development services performed by Corixa prior to the Effective Date, within five (5) days of

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             separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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the Effective Date Introgen shall pay to Corixa a one-time fee of [*].

          4.3 Future Research and Development Payments. In consideration of the research and development services to be performed by Corixa under the Research Program, Introgen shall pay to Corixa [*] payments in the amount of [*] each, the first of which shall be due and payable within five (5) days of the Effective Date and the remainder of which shall be due and payable at the end of each three-month period thereafter.

          4.4  Milestones; Net Licensing Proceeds; Payments.

               (a) In further consideration of the Exclusive License, Introgen shall make the following milestone payments to Corixa with respect to the first Licensed Product to meet the corresponding milestone event specified below:

                    (i) [*] within thirty (30) days following the successful completion by Introgen of the [*] for such Licensed Product for the first Major Indication that is [*];

                    (ii) [*] within thirty (30) days following the successful completion by Introgen of the [*] for a Licensed Product for the first Major Indication that is [*];

                    (iii) [*] within thirty (30) days following the successful completion by Introgen of the [*] for such Licensed Product for the first Major Indication that is [*];

                    (iv) [*] within thirty (30) days following the successful completion by Introgen of the [*] for a Licensed Product for the first Major Indication that is [*];

                    (v) [*] within thirty (30) days following the [*] of such Licensed Product for the first Major Indication that is [*];

                    (vi) [*] within thirty (30) days following the [*] of a Licensed Product for the first Major Indication that is [*];

                    (vii) [*] within thirty (30) days following the [*] of a Licensed Product for the first Major Indication that is [*]; and

                    (viii) [*] within thirty (30) days following the [*] of a Licensed Product for an additional Major Indication that is [*] (each, an "Additional Major Indication"). It is understood that payments under this
Section 4.2(a)(viii) shall be due for no more than [*]


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             separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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Additional Major Indications, and, accordingly, the total amount due under this
Section 4.2(a)(viii) shall not exceed [*].

                    For purposes of this Section 4.4, "successful completion" shall be deemed to occur, with respect to a particular clinical trial for a Licensed Product, upon the earlier of (i) the dosing of all patients to be treated in such clinical trial, and completion in all material respects of any monitoring period, as described in the protocol for such trial, and the completion of a summary report of such trial by the principal investigator, or
(ii) initiation of a later phase clinical trial for the same Licensed Product. It is understood that, except as noted in milestone (viii) above, each of the foregoing milestone payments shall be due only once and that, accordingly, the total amount to be paid under this Section 4.4(a) shall not exceed [*].

                    (b) Introgen shall pay to Corixa [*] of all Net Licensing Proceeds; but in no event shall the aggregate cumulative amount paid under this
Section 4.4(b) exceed [*]. Payment of such amounts shall be made in accordance with Section 5.1 hereof. [*].

          4.5  Royalties.

                    (a) Introgen shall pay to Corixa a royalty equal to the following percentages of Annual Net Sales:


           --------------------------------------------------------- ---------------------------------------------------
                                                                        PERCENTAGE OF ANNUAL NET SALES TO BE
                               ANNUAL NET SALES                                    PAID TO CORIXA
           --------------------------------------------------------- ---------------------------------------------------
           [*]                                                                        [*]
           --------------------------------------------------------- ---------------------------------------------------

           [*]                                                                        [*]
           --------------------------------------------------------- ---------------------------------------------------

                    (b) In the event that Annual Net Sales are at least [*] in the first [*] following Market Launch, then Introgen shall pay to Corixa a [*], payable along with the royalty payment for the fourth quarter of such year in accordance with Section 5.1.

          4.6  Credit. [*]

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             separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.



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                                      [*]


          4.7 Single Royalty; Non-Royalty Sales. In the event that more than one Valid Claim(s) within the Licensed Patents is applicable to any Licensed Product subject to royalties under this Section 4, then only one royalty shall be paid to Corixa in respect of such Licensed Product. It is understood that royalties shall only be payable under this Section 4 with respect to sales of Licensed Products that would, but for the license granted hereunder, infringe a Valid Claim in the country in which such Licensed Product is sold or manufactured. In no event shall more than one royalty be due hereunder with respect to any Licensed Product unit.

          4.8 Combination Products. For purposes of calculating the amounts due under this Section 4 for Combination Products, Annual Net Sales shall be reasonably allocated between such Licensed Product and the device or active component(s) of such Combination Product that do not constitute Licensed Products based upon their relative importance and proprietary protection and the gross selling price of such device or active component(s) sold separately; provided, however, that in no event shall less than [*] of the Annual Net Sales of a Combination Product be allocated to the Licensed Product. Similarly, in the event that a Combination Product is sublicensed without a separate license fee, then, for purposes of determining Net Licensing Proceeds, the license fees paid for the Combination Product shall be reasonably allocated between the Licensed Product and such other subject matter; provided, however, that in no event shall less than [*] of the Net Licensing Proceeds of a Combination Product be allocated to the Licensed Product.

     5.   PAYMENTS AND REPORTS

          5.1 Payments and Reports. The payments required pursuant to Sections 4.4(b) and 4.5 shall be paid on a quarterly basis, and shall be due and payable within forty-five (45) days after the last day of March, June, September and December of each year. All amounts past due shall bear interest at an annual rate of [*] from the date they are due until the date they are paid. Each such payment shall be accompanied by a statement, in sufficient detail describing the Annual Net Sales invoiced, Net Licensing Proceeds received, the Licensed Products sold, the amount of Licensed Product sold and the basis for calculating the accrued royalties. All information provided by Introgen pursuant to this
Section 5.1 shall be deemed Confidential Information of Introgen.

          5.2 Calculation of Payment. The calculation of the payments required hereunder shall be based on Annual Net Sales and Net Licensing Proceeds in U.S. Dollars. Annual Net Sales or Net Licensing Proceeds paid in any foreign currency shall be converted into and paid on the basis of an average rate of exchange, which shall be computed as the rate of exchange quoted under Foreign Exchange in The Wall Street Journal (U.S. West Coast edition) for the last business day of the calendar quarter to which such payment pertains. If at any time legal restrictions in a particular country prevent the prompt remittance of any amounts from such jurisdiction, Introgen may make such payments with respect to such jurisdiction by depositing the amount thereof in local currency in


         [*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.




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a bank account or other depository in such country in the name of Corixa, and
Introgen shall have no further obligations under this Agreement with respect thereto.

          5.3 Payment of Applicable Taxes. Each party shall bear and pay any and all taxes, duties, levies, and other similar charges (and any related interests and penalties), however designated, imposed on that party as a result of the existence or operation of this Agreement.

          5.4 Records. Introgen shall keep full, complete and proper records and accounts of Annual Net Sales and Net Licensing Proceeds. Upon reasonable notice to Introgen, Corixa shall have the right to have an independent certified public accountant, selected by Corixa and acceptable to Introgen, audit Introgen's records pertaining to the Licensed Products during normal business hours to verify the amounts payable pursuant to this Agreement; provided, however, that: (a) such audit shall not take place more frequently than once each calendar year, and (b) shall not cover such records for more than the preceding three (3) years. The independent certified public accountant will be obliged to execute a reasonable confidentiality agreement prior to commencing any such inspection. Such audit shall be at Corixa's expense unless Introgen has paid Corixa less than ninety-two and a half percent (92.5%) of the amount determined to be due for the time period covered by such audit, in which case such audit shall be at Introgen's expense. Introgen shall preserve and maintain all such records and accounts required for audit for a period of at least three
(3) years after the quarter to which such records and accounts apply.

     6.   OWNERSHIP OF INTELLECTUAL PROPERTY

          6.1 Acknowledgement. The parties hereby acknowledge that except as expressly set forth herein, neither party shall receive any right, title or interest to any proprietary rights or intellectual property rights of the other party.

          6.2 Corixa Inventions. All inventions, discoveries and improvements ("Inventions") related to the Licensed Technology, whether or not patentable, made solely by employees or others acting on behalf of Corixa during the term of this Agreement ("Corixa Inventions") shall be owned solely and exclusively by Corixa. For purposes of this Article 6, an Invention shall be deemed "made" by an individual if such individual would be the inventor thereof under applicable patent law (or the author or creator thereof under applicable intellectual property law, for non-patentable inventions).

          6.3 Introgen Inventions. All Inventions related to the Licensed Products or based in whole or in part upon any Licensed Technology in the Field, whether or not patentable, made solely by employees or others acting on behalf of Introgen during the term of this Agreement ("Introgen Inventions") shall be owned solely and exclusively by Introgen.

          6.4  Joint Inventions and Joint Patents.

               (a) Joint Inventions. All Inventions related to Licensed Technology in the Field, whether or not patentable, made jointly by employees or others acting on behalf of Introgen and Corixa during the term of this Agreement ("Joint Inventions"), shall be jointly owned by Introgen and Corixa under United States federal laws pertaining to joint ownership of inventions. All of Corixa's right, title and


                                      -10-
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interest in the Joint Inventions (other than Corixa's right, title and interest in the Joint Patents, as defined below) shall be considered part of Licensed Know-How. Each party shall promptly disclose in writing the existence of Joint Inventions to the other party.

               (b) Joint Patents; License Grant. All patents and patent applications covering Joint Inventions, including without limitation all patents and/or patent applications arising during or after the term of this Agreement which claim the priority of any patent and/or patent application claiming and disclosing Joint Inventions ("Joint Patents"), shall be jointly owned by Introgen and Corixa under United States federal laws pertaining to joint ownership of patents. Corixa hereby grants to Introgen an exclusive, worldwide license, with right of sublicense, to all of Corixa's right, title and interest in the Joint Patents, to develop, make, have made, use, sell, have sold, import and otherwise distribute Licensed Products within the Field. Introgen shall have the first right, but not the obligation, to prosecute and reasonably maintain the Joint Patents to effectively cover discoveries and inventions relating to the Field. All costs and expenses incurred in such prosecution will be borne by Introgen. In the event that Introgen decides not to continue the prosecution or maintenance of any Joint Patent in general or in any particular country, Introgen will promptly notify Corixa in writing in reasonably sufficient time for Corixa to assume such prosecution or maintenance, and Introgen will take the necessary steps and execute the necessary documents to permit Corixa to assume such prosecution or maintenance. Corixa will have the right but not the obligation to assume such prosecution or maintenance at its own expense. At the request of the party performing the prosecution of any patent application under this Section 6.4(b), the other party will cooperate, in all reasonable ways, in connection with the prosecution and maintenance of all such patent applications. Each party will make available to the other party or its respective authorized attorneys, agents or representatives such of its employees as the other party in its reasonable judgment deems necessary in order to assist such other party with the prosecution and maintenance of such patents. Each party will sign or use its best efforts to have signed at no charge to the other party all legal documents necessary in connection with such prosecution and maintenance. Upon request, each party shall advise the other promptly of any action or development in the prosecution of Joint Patents, including without limitation those involving the question of scope or the issuance of, the rejection of, an interference involving, or an opposition to any such patent application or patent. Additionally, each party shall provide the other party copies of all such patents and draft patent applications to be filed by such party on Joint Inventions, and the other party shall have the opportunity to review all such pending applications and other proceedings and make recommendations to the filing party concerning them and their conduct.

     7.   PATENT INFRINGEMENT AND ENFORCEMENT

          7.1 Defense. If the development, manufacture, sale or use of any Licensed Product within the Field pursuant to this Agreement results in a claim, suit or proceeding alleging patent infringement against Introgen, its Affiliates or any of its or any of its Affiliates' suppliers, sublicensees, distributors, or customers (collectively, "Actions"), Introgen shall promptly notify Corixa and send Corixa copies of all papers that have been served, to the extent Introgen has the right to do so. As between the parties to this Agreement, Introgen shall be entitled to control the defense of such Action and Corixa shall, and Corixa shall cause its Affiliates to, at all times cooperate with Introgen. In the event of any such Action relating to the portion of the coding region of the Licensed Gene that codes for any portion of the Gene Product, Introgen shall have the right to withhold [*] of the amounts otherwise payable to Corixa under Article 4 with respect to the Licensed Products that are the subject of such Action, and use the withheld amounts to reimburse


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                requested with respect to the omitted portions.

up to [*] of the legal defense costs, attorneys' fees and liability incurred in such Actions. Notwithstanding the foregoing, Introgen agrees to withhold only that portion of such amounts as may be reasonably necessary to reimburse amounts in accordance with this Section 7.1. [*]

          7.2 Infringement. If during the term of this Agreement, either party becomes aware of a third party infringement or threatened infringement of any Licensed Patents, the following provisions shall apply:

               (a) Introgen shall have the right, but not the obligation, to bring suit (itself or through a designee) to enforce the Licensed Patents, and/or to defend any declaratory judgment action with respect thereto, in each case with respect to the manufacture, sale or use of a product within the Field; provided, however, that Introgen shall keep Corixa reasonably informed as to the defense and/or settlement of such action. Corixa shall have the right to participate in any such action with counsel of its own choice at its own expense. Without limiting the provisions of Section 7.3 below, Corixa agrees to cooperate with Introgen with respect to actions brought by Introgen under this
Section 7.2(a) at Introgen's request and expense. If Introgen decides to undertake such suit, then [*] received by Introgen in such Action with respect to infringement that occurred prior to the judgment awarding such amounts shall be [*].

               (b) If Introgen elects not to so initiate an action to enforce the Licensed Patents against a commercially significant infringement by a Third Party within the Field, within one hundred eighty (180) days of a request by Corixa to do so, Corixa may initiate such action at its expense; provided, however, that Corixa shall keep Introgen reasonably informed as to the defense and/or settlement of such action, as requested from time to time by Introgen, and provided that there is not then ongoing a litigation in any country with respect to the Licensed Technology. Introgen shall have the right to participate in any such action with counsel of its own choice at its own expense. Introgen agrees to cooperate with Corixa with respect to actions brought by Corixa under this Section 7.2(b) at Corixa's request and expense. If Corixa undertakes such suit, then, after deducting the costs incurred by Corixa in connection with such Action, Introgen shall be entitled to receive [*] of any amounts received by Corixa in such action.

               (c) Upon Introgen's reasonable request, Corixa agrees to use reasonable efforts, including, but not limited to, with respect to the exercise of rights under the Columbia Agreement (as defined in Section 10.1) to cause Columbia (as defined in Section 10.1) to cooperate in any suit, action or other proceeding under this Section 7.2, at Introgen's expense.

          7.3 Cooperation. In any suit, action or other proceeding in connection with enforcement and/or defense of the Licensed Patents, the party not bringing such suit, action or proceeding shall cooperate fully, at the other party's expense, including without limitation by joining as a party plaintiff and executing such documents as the other party may reasonably request. Upon the request of and at the expense of the party bringing such suit, the other party shall use reasonable efforts to make available at reasonable times and under appropriate conditions all relevant personnel,


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                                      -12-
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records, papers, information, samples, specimens and other similar materials in such party's possession.

          7.4 Settlement. Neither party shall be permitted to settle a legal action, to the extent such settlement expressly admits that the Licensed Patents are invalid, without the consent of the other party, which consent shall not be unreasonably withheld.

     8.   CONFIDENTIALITY

          8.1 Definition of Confidential Information. It is contemplated that in the course of the performance of this Agreement each party may, from time to time, disclose proprietary and confidential information to the other ("Confidential Information"). Confidential Information shall include all disclosures made hereunder or under previous confidentiality agreements between the Parties in writing and identified as being "Confidential," or if disclosed orally, which are reduced to writing within thirty (30) days of oral disclosure and clearly identified as being "Confidential." Introgen and Corixa agree that this Agreement shall supersede all previous confidentiality agreements between the parties and all disclosures made under any previous confidentiality agreements shall be subject to the terms of this Section 8.

          8.2 Nondisclosure of Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed to in writing, during the term of this Agreement and for a period of five (5) years following the termination of this Agreement, each party shall take such reasonable measures to protect the secrecy of and avoid disclosure or use of such Confidential Information of the other party in order to prevent it from falling into the public domain or the possession or person other than those persons authorized under this Agreement to have any such information. Such measures shall include, but not be limited to, the highest degree of care the receiving party takes to protect its own proprietary and confidential information of a similar nature, which shall be no less than reasonable care. Neither party shall disclose or permit disclosure of any Confidential Information of the other party to third parties or to employees of the party receiving Confidential Information, other than directors, officers, employees, consultants and agents who are required to have the information in order to carry out the terms of this Agreement and who are bound by appropriate confidentiality restrictions. Each party shall notify the other in writing of any actual or suspected misuse, misappropriation or unauthorized disclosure of the other party's Confidential Information that may come to such party's attention.

          8.3 Exceptions. The following information shall not be considered Confidential Information:

                    (a) information which was already known to the receiving party, other than under an obligation of confidentiality to the disclosing party, at the time of disclosure by the other party;

                    (b) information which was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

                    (c) information which becomes generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

                    (d) information which was disclosed to the receiving party, other than under an obligation of confidentiality, by a third party who had no obligation to the disclosing party not to disclose such information; or

                    (e) information which was developed independently without reference to Confidential Information received from the other party hereunder as evidenced by the receiving party's own written records.

          8.4 Permitted Usage. Notwithstanding the provisions of Section 8.1 above, the receiving party may use or disclose Confidential Information of the disclosing party in connection with the exercise of its rights hereunder (including commercialization and/or sublicensing) or the fulfillment of its obligations and/or duties hereunder and in filing for, prosecuting or maintaining any proprietary rights, prosecuting or defending litigation, complying with applicable governmental regulations and/or submitting information to tax or other governmental authorities; provided that if the receiving party is required by law to make any public disclosures of Confidential Information of the disclosing party, to the extent it may legally do so, it shall give reasonable advance notice to the disclosing party of such disclosure and shall use its reasonable efforts to secure confidential treatment of Confidential Information prior to its disclosure (whether through protective orders or otherwise).

     9.   TERM/TERMINATION

          9.1  Term and Expiration. Unless earlier terminated pursuant to this
Article 9 the term of this Agreement shall expire upon the expiration of the last to expire patent of the Licensed Patents. Sections 2.1 and 2.2 shall, with respect to the Licensed Know-How, survive the expiration (but not an earlier termination) of this Agreement.

          9.2 Termination For Material Breach. In the event of a material breach of this Agreement, the nonbreaching party shall be entitled to terminate this Agreement by written notice to the breaching party, if such breach is not cured within ninety (90) days after written notice is given by the nonbreaching party to the breaching party specifying the breach. However, if the party alleged to be in breach of this Agreement disputes such breach within such ninety (90) day period, the nonbreaching party shall not have the right to terminate this Agreement unless it has been determined in accordance with
Section 13.9 below that this Agreement was materially breached, and the breaching party fails to comply with its obligations hereunder within ninety
(90) days after such determination.

          9.3 Termination for Insolvency. Either party may terminate this Agreement upon written notice to the other in the event of (a) the appointment, by a court of competent jurisdiction, of a receiver for all or any substantial part of the other party's properties, provided that such receiver is not discharged within sixty (60) days of its appointment; (b) the adjudication of the other party as bankrupt; or (c) the execution by the other party of an assignment of substantially all of its assets for the benefit of its creditors.

          9.4 Termination Upon Notice. Any provision herein notwithstanding, Introgen may terminate this Agreement, in its entirety, as to any particular patent or patent application within the Licensed Patents or as to any particular Licensed Product, at any time by giving Corixa written notice thereof. From and after the effective date of a termination under this
Section 9.4 with respect to a particular patent or application, such patent(s) and patent application(s) in the particular country shall cease to be within the Licensed Patents for all purposes of this Agreement, and all rights and obligations of Introgen with respect to such patent(s) and patent application(s) shall terminate. From and after the effective date of a termination under this
Section 9.4 with respect to a particular Licensed Product, the Exclusive License shall terminate with respect to such Licensed Product, and the same shall cease to be a Licensed Product for all purposes of this Agreement. Upon a termination of this Agreement in its entirety under this Section 9.4, (a) all rights and obligations of the parties shall terminate, except as provided in Section 9.9 below and (b) all payments set forth in Sections 4.1, 4.2 and 4.3 shall accelerate and shall be due and payable to Corixa on the effective date of such termination.

          9.5 Consequences of Early Termination. If this Agreement is terminated pursuant to Section 9.2 above, each party shall return or destroy, and certify to such destruction of, all Confidential Information of the other party, except that each party may maintain one (1) copy for archival purposes solely to confirm compliance with the provisions of Section 8.

          9.6 Survival of Sublicenses. Upon termination of this Agreement for any reason, any sublicense granted by Introgen hereunder shall survive; provided that, upon request by Corixa, such sublicensee agrees in writing to be bound by all the applicable terms and conditions of this Agreement.

          9.7 Inclusive Remedy. Except as otherwise provided in this Agreement, each party shall have the rights and remedies set forth herein in addition to any other remedies which it may have under applicable statutory or common law. Each party shall have the sole discretion to determine which of its rights and remedies, if any, it shall pursue and such party shall not be required to exhaust any of its other rights or remedies before pursuing any one of the rights and remedies set forth in this Agreement.

          9.8 Inventory. Upon any termination of this Agreement, Corixa hereby grants Introgen a license to sell, or otherwise dispose of, any of Introgen's or its Affiliates' inventories of Licensed Products in process of manufacture, in use or in stock that have not previously been sold on the date of such termination, provided that Introgen shall make all applicable royalty or other payments on such sales pursuant to Section 4 above.

          9.9 Survival. Expiration or early termination of this Agreement shall not relieve either party of its obligations for payments that were due or accrued prior to expiration or early termination, included, but not limited to, any payments due or accrued. In addition, the provisions of Sections 1, 6, 8, 9, 10, 11 and 13 shall survive any expiration or early termination of this Agreement.

     10.  REPRESENTATIONS AND WARRANTIES

          10.1 By Introgen. Introgen represents and warrants to Corixa that (a) Introgen has full right and authority to enter into this Agreement, and that this Agreement is a valid and binding obligation of Introgen enforceable in accordance with its terms, and (b) Introgen shall use its best commercial efforts to ensure that all of the Licensed Products manufactured by it or on its behalf comply with all relevant legislation in force from time to time in each country where the Licensed

Products are manufactured or sold, including but not limited to the requirements of any relevant Regulatory Authority or legislation requiring that the Licensed Products be manufactured in accordance with current good manufacturing practices. Introgen acknowledges that the Exclusive License includes sublicenses under technology that has been licensed to Corixa pursuant to the Columbia Agreement, and Introgen represents, warrants and covenants that it will comply with Section 12 of the Columbia Agreement.

          10.2 By Corixa. Corixa warrants and represents to Introgen that: (a) it has and will maintain the full right and authority to enter into this Agreement and grant the rights and licenses granted herein, subject to the provisions of the Columbia Agreement; (b) it has not previously granted and will not grant any rights or licenses in conflict with the rights and licenses granted herein; (c) to its knowledge, no action, suit or claim has been initiated or threatened with respect to the Licensed Technology that would call into question Corixa's right to enter into and perform its obligations under this Agreement; (d) Corixa has provided to Introgen true, correct and complete copies of the Columbia Agreement, except for the redaction of financial terms that do not affect Introgen's rights or obligations hereunder; (e) the Columbia Agreement is in full force and effect as of the Effective Date and grants to Corixa the right and power to grant the rights and licenses granted to Introgen herein, subject to Introgen's obligation pursuant to Section 10.1 to comply with all applicable terms and conditions of the Columbia Agreement; (f) to Corixa's knowledge, neither Corixa, nor Columbia is in breach of any provision of the Columbia Agreement, and Corixa has neither given to, nor received from, Columbia notice of any such breach and there is no dispute pending that relates to the Columbia Agreement; (g) as of the Effective Date, except for those patents and patent applications set forth on Exhibit 1.9 (including any foreign counterparts of such patent applications and patents and all divisions, continuations, continuations-in-part, patents of addition, substitutions, registrations, reissues, reexaminations or extensions of any kind with respect to any of the foregoing), neither Corixa nor any of its Affiliates control any patent or patent application claiming or disclosing inventions relating to the Licensed Gene or the Gene Products or that would reasonably be expected to cover the commercialization of a product within the Field incorporating the Licensed Gene; and (h) to Corixa's knowledge as of the Effective Date, except as set forth on
Exhibit 10.2 attached hereto, the practice of the Licensed Patents within the Field will not infringe any intellectual property right of a third party, and
Exhibit 10.2 lists all patents and patent applications of which, as of the Effective Date, Corixa is aware that Corixa expects to have a direct material adverse effect on Introgen's ability to commercialize a product within the Field incorporating the Licensed Gene; and (i) as of the Effective Date, Corixa is not aware of any reason that would reasonably be expected to preclude the issuance as a valid patent the pending claims of patent applications within the Licensed Patents, or that would reasonably be expected to render invalid or unenforceable any claims of an issued patent within the Licensed Patents.

          10.3 Extent of Warranties. EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, NEITHER CORIXA NOR INTROGEN MAKES ANY WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     11.  INDEMNIFICATION

          11.1 Indemnification by Corixa. Corixa shall defend, indemnify and hold Introgen and its directors, officers and employees harmless from and against any and all liabilities, damages, losses, costs or expenses (including legal fees) resulting from claims, actions, suits or proceedings brought by third parties arising out of or resulting from Corixa's (a) material breach of its obligations hereunder, (b) breach of its representations and warranties set forth in Section 10.2 above or (c) gross negligence or willful misconduct.

          11.2 Indemnification by Introgen. Introgen shall defend, indemnify and hold Corixa and Columbia and their respective directors, officers and employees harmless from and against any and all liabilities, damages, losses, costs or expenses (including legal fees) resulting from claims, actions, suits or proceedings brought by third parties arising out of or resulting from Introgen's
(a) material breach of its obligations hereunder, (b) breach of its representations and warranties set forth in Section 10.1 above, (c) gross negligence or willful misconduct, (d) manufacture, packaging, use, sale, rental or lease of Licensed Products by or under the authority of Introgen, even if altered for use for a purpose not intended, or (e) use of the Licensed Technology by or under the authority of Introgen.

          11.3 Conditions of Indemnification. The agreements of indemnity set forth in Sections 10.1 and 10.2 above are conditioned upon the indemnified party's obligation to: (i) advise the indemnifying party of any claim or suit, in writing, within sixty (60) days after the indemnified party has received notice of such claim or suit, and (ii) assist the indemnifying party and its representatives in the investigation and defense of any claim and/or suit for which indemnification is provided. This agreement of indemnity shall not be valid as to any settlement of a claim or suit or offer of settlement or compromise without the prior written approval of the indemnifying party.

          11.4 Insurance. No later than the initiation of the first clinical trial for a Licensed Product and continuing during the term of this Agreement and for five (5) years thereafter, Introgen shall, at its sole cost and expense, obtain and keep in force a policy of comprehensive general liability insurance with bodily injury, death and property damage limits of [*] per occurrence and [*] in the aggregate, including product liability coverage and such additional provisions or coverage as is reasonable and customary under the circumstances. Such insurance shall include Corixa and Columbia and their respective trustees, directors, officers, employees and agents as additional insureds, and shall provide that the insurer will give Corixa not less than thirty (30) days advance notice of any material change in or cancellation of coverage. At Corixa's request, Introgen shall furnish a certificate of insurance evidencing the insurance required hereunder.

          11.5 No Consequential Damages. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER WITH RESPECT TO THE SUBJECT MATTER OF THE AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (A) ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES WHATSOEVER, (B) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES OR (C) LOSS OF PROFIT OR ANTICIPATED BUSINESS.



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                separately with the Commission. Confidential treatment has been
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                                      -17-

     12.  PATENT PROSECUTION; PAYMENT OF PATENT EXPENSES

          12.1 Prosecution and Payment. The parties acknowledge and agree that all patent applications relating to the Licensed Technology will be prepared, filed and prosecuted by Columbia upon the terms and subject to the conditions of the Columbia Agreement. All costs incurred by Corixa prior to the Effective Date with respect to the Licensed Patents are the sole responsibility of Corixa, and all costs incurred by Corixa during the term of this Agreement pursuant to the Columbia Agreement with respect to the reimbursement of patent expenses incurred by Columbia are the sole responsibility of Introgen to the extent such Licensed Patents pertain to the Field. To the extent that Corixa has the right to prosecute Licensed Patents within the Field under the Columbia Agreement or otherwise and Corixa reasonably elects to do so (which election Corixa shall not withhold unreasonably if Introgen so requests), Introgen shall bear all expenses incurred in connection therewith. In any event, Corixa agrees to keep Introgen fully informed on a timely basis with respect to the prosecution and maintenance, and any proceedings (including without limitation any interference or opposition proceedings, or the like) with respect to, the Licensed Patents. Notwithstanding the foregoing, Introgen shall be responsible for all costs incurred by Corixa from the Effective Date through August 20, 1999 on Licensed Patents in Exhibit 1.9 to the extent necessary to effect the filing of divisionals and continuations within the Field during such time.

          12.2 [*]

     13.  MISCELLANEOUS

          13.1 Notices. All notices, requests or other communications required or permitted to be given under this Agreement to any party shall be in writing and shall be deemed to have been sufficiently given when delivered by personal service or sent by registered mail, telex or facsimile, to the recipient addressed as follows:

                           (a)      If to Corixa:

                                    Corixa Corporation
                                    1124 Columbia Street
                                    Suite 200
                                    Seattle, WA  98104
                                    Facsimile:  (206) 754-5762
                                    Attention:  President
                                                Director of Legal Affairs
                           With a copy to:

                                    William W. Ericson
                                    Venture Law Group
                                    4750 Carillon Point
                                    Kirkland, WA 98033
                                    Facsimile:  (425) 739-8750


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                separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                           (b)      If to Introgen:

                                    Introgen Therapeutics, Inc.
                                    301 Congress Avenue
                                    Suite 1850
                                    Austin, TX 78701
                                    Facsimile: (512) 320-4166
                                    Attn:  Vice President, Corporate Development

                           With a copy to:

                                    Wilson Sonsini Goodrich & Rosati
                                    650 Page Mill Road
                                    Palo Alto, CA 94304
                                    Attn:  Kenneth A. Clark
                                    Facsimile: (650) 493-6811

     All such communications shall be deemed to be effective on the day on which personally served, or, if sent by registered mail, on the fourth day following the date presented to the postal authorities for delivery to the other party (the cancellation date stamped on the envelope being evidence of the date of such delivery), or if by telex or facsimile, on the telex or facsimile date. Either party may give to the other written notice of change of address, in which event any communication shall thereafter be given to such party as above provided at such changed address.

          13.2 Publication. If either party shall desire to publish or present, orally or in writing, including, without limitation at symposia, national or regional professional meetings, or to publish in journals or other publications, any Confidential Information of the other party derived from or in anyway related to its activities under this Agreement, including without limitation Confidential Information of the other party relating to the Licensed Patents or the Licensed Know-How, such party shall first provide the other party with copies of the proposed presentation or publication materials at least sixty (60) days in advance of the presentation or publication date. Within thirty (30) days after its receipt of such information, the party receiving such materials shall advise the other party whether it consents to the disclosure of the submitted information. If the party receiving the materials does not provide its written consent thereto, the party desiring to publish or present shall modify the proposed presentation or publication to eliminate the other party's Confidential Information or cancel its plans for publications. The parties agree that publication can be delayed for an appropriate period of time in the event that either party reasonably determines that it needs time to seek patent or other intellectual property counsel and/or protection of its Confidential Information.

          13.3 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. Notwithstanding the foregoing, neither party hereto shall have the right to assign any of its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that either party may assign this Agreement to either (a) a party that succeeds to all or substantially all of the assigning party's business or assets involving the Licensed Technology, whether by sale, merger, acquisition, other consolidation of such party with or into another party, operation of law or otherwise, so long as such assignee or transferee agrees in writing to be bound by the terms and conditions of this Agreement, or (b) an entity that is an Affiliate of the assigning party at the time of such assignment. Notwithstanding the foregoing, upon a termination of the Columbia Agreement, the rights and obligations of Corixa under this Agreement shall be assigned to Columbia. Upon a permitted assignment of this Agreement by a party, all references herein to such party shall be deemed a reference to the assignee.

          13.4 Waivers. The failure of a party hereto to enforce any provision of this Agreement shall not be construed as a waiver of other breaches of the same nature or other covenants or conditions of this Agreement.

          13.5 No Agency, Etc. This Agreement is not intended to create, nor should it be construed as creating, an agency, joint venture, partnership or employer-employee relationship between Introgen and Corixa. Each party shall act solely as an independent contractor and shall have no right to act for or to sign the name of or bind the other party in any way or to make quotations or to write letters under the name of the other party or to represent that the party is in any way responsible for any acts or omissions of such party.

          13.6 Force Majeure. Introgen and Corixa shall not be liable for loss, damage, detention or delay resulting from any cause whatsoever beyond its reasonable control or resulting from a force majeure, including, without limitation, earthquake, fire, flood, strike, lockout, civil or military authority, insurrection, war, embargo, container or transportation shortage or delay of suppliers due to such causes, and delivery dates shall be extended to the extent of any delays resulting from the foregoing or similar causes. The party so affected shall give prompt notice to the other party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as reasonably possible. The party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled and for thirty (30) days thereafter, whichever is longer; provided, however, that such affected party commences and continues to take reasonable and diligent actions to cure such cause.

          13.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without regard to its principles of conflicts of laws.

          13.8 Public Announcements. During the term of this Agreement, the parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or any other transaction contemplated herein and, except as may be required by applicable law or any listing agreement with any national securities exchange, shall not issue any such press release or make any such public statement prior to obtaining the written consent of the other party.

          13.9 Disputes and Alternative Dispute Resolution. If Corixa and Introgen are unable to resolve any dispute, controversy or claim arising out of or in relation to this Agreement or the breach, termination or invalidity hereof (each, a "Dispute"), either party may, by written notice to the other, have such Dispute referred to the Chief Executive Officers of the respective parties for attempted resolution. The Chief Executive Officers of the respective parties shall attempt in good faith within thirty (30) days after such notice is received to resolve such Dispute. Any Dispute that cannot be settled amicably by agreement of the parties pursuant to the preceding sentence shall be finally settled by binding arbitration in accordance with the Licensing Rules of the American Arbitration Association ("AAA") then in force by three (3) arbitrators appointed in accordance with said rules, unless the parties agree that such arbitration shall be conducted by a single arbitrator. If arbitration is initiated by Corixa, the arbitration shall occur in Austin, Texas, and, if arbitration is initiated by Introgen, the arbitration shall occur in Seattle, Washington. The decision and/or award rendered shall be written, final, non-appealable and binding on both parties. The judgment rendered by the arbitrator(s) shall include costs of arbitration, reasonable attorneys' fees and reasonable costs for any expert and other witnesses. Nothing in this Agreement shall be deemed as preventing either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of the dispute as necessary to preserve either party's name, proprietary information, trade secrets, know-how or any other proprietary rights. Judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement as the case may be.

          13.10 Severability. If any provision of this Agreement is finally held to be invalid, illegal or unenforceable by a court or agency of competent jurisdiction, that provision shall be severed or shall be modified by the parties so as to be legally enforceable (and to the extent modified, it shall be modified so as to reflect, to the extent possible, the intent of the parties) and the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

          13.11 Amendments. Except as otherwise expressly provided herein, neither this Agreement nor any provision hereof may be amended or waived except by a written instrument signed by the party against whom enforcement of the amendment or waiver is sought.

          13.12 Headings. The headings of the paragraphs and subparagraphs of this Agreement have been added for the convenience of the parties and shall not be deemed a part hereof.

          13.13 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute a single Agreement.

          13.14 Final Agreement. This Agreement is the agreement of the parties hereto with respect to the subject matter hereof and supersedes all other such prior agreements and understandings, including without limitation the Prior Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Exclusive License Agreement to be executed by its duly authorized representative.


CORIXA CORPORATION                            INTROGEN THERAPEUTICS, INC.



By:                                           By:
   ----------------------------------            -------------------------------



Name:                                         Name:
     --------------------------------              -----------------------------



Title:                                        Title:
      -------------------------------               ----------------------------



CHINOOK CORPORATION



By:
   ----------------------------------


Name:
      -------------------------------


Title:
      -------------------------------

                                    EXHIBIT A

                       REAGENTS TO BE SUPPLIED TO INTROGEN

1.   [*]

2.   [*]






         [*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT B

             TERMS AND CONDITIONS OF PURCHASE AND SUPPLY OF REAGENTS

     In accordance with the terms and conditions of the Exclusive License Agreement to which this Exhibit A is attached (the "Agreement"), any Licensed Technology provided by Corixa to Introgen shall be subject to the terms and conditions set forth below. Unless otherwise defined herein, all capitalized terms used herein shall have the respective meanings given them in the Agreement.

1. Any other terms provided by Introgen in connection with any purchase order, the receipt or acceptance of the reagents hereunder, or otherwise, which are different than, or in addition to, the terms hereof are hereby objected to by Corixa. Shipment of the reagents hereunder shall not constitute acceptance by Corixa of any conflicting terms and conditions proposed by Introgen.

2. All shipments of reagents hereunder shall be F.O.B. Corixa's place of manufacture and Introgen shall bear the risk of loss and cost of transportation of such reagents.

3. Unless otherwise expressly agreed by Corixa in writing, Introgen shall use the reagents only in accordance with the terms and conditions of the Agreement.

4. THE REAGENTS ARE SUPPLIED HEREUNDER "AS IS" AND CORIXA HEREBY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES WITH REGARD TO THE REAGENTS, EXPRESS OR IMPLIED, AND SPECIFICALLY DISCLAIMS ANY OTHER EXPRESS OF IMPLIED WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE AND ANY OTHER STATUTORY WARRANTIES OR ANY WARRANTY OF PATENTABILITY OR NONINFRINGEMENT.

5. In the event of any conflict between these terms and conditions of this Exhibit A and the Agreement, the terms and conditions of the Agreement shall govern.

                                    EXHIBIT C

                                RESEARCH PROGRAM


                                      [*]








         [*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                   EXHIBIT 1.9

                                LICENSED PATENTS

                                  EXHIBIT 10.2

                               THIRD PARTY PATENTS


                                      [*]






         [*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.